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                                                                  EXHIBIT (a)(9)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated September 21, 1998 and the related Letter of Transmittal, and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by ING Baring Furman Selz LLC ("Dealer-Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                               DRAVO CORPORATION
                                       AT
                              $13.00 NET PER SHARE

                                       BY
                             DLC ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF
                              CARMEUSE LIME, INC.

    DLC Acquisition Corp., a Pennsylvania corporation ("Purchaser"), and a wholly owned subsidiary of Carmeuse Lime, Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Dravo Corporation, a Pennsylvania corporation (the "Company"), at a price of $13.00 net per Share, in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 21, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Following the Offer, Purchaser intends to effect the Merger as described below.
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON MONDAY, OCTOBER 19, 1998, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES WHICH CONSTITUTES AT LEAST A MAJORITY OF THE ACTUAL SHARES OUTSTANDING ON A FULLY DILUTED BASIS AND THE VOTING POWER OF THE COMPANY'S OUTSTANDING VOTING SECURITIES ENTITLED TO VOTE ON THE MERGER (AS HEREINAFTER DEFINED) (THE "MINIMUM CONDITION"). ALTHOUGH UNDER THE TERMS OF THE MERGER AGREEMENT PARENT AND PURCHASER MAY WAIVE THE MINIMUM CONDITION, THEY DO NOT CURRENTLY INTEND TO DO SO; AND UNDER THE TERMS OF THE MERGER AGREEMENT, PARENT AND PURCHASER MAY TERMINATE THE MERGER AGREEMENT IF THE MINIMUM CONDITION IS NOT SATISFIED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS, INCLUDING THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTI-TRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND OTHER GOVERNMENTAL APPROVALS. SEE SECTIONS 1 AND 14 OF THE OFFER TO PURCHASE.

    The Offer is being made pursuant to an Agreement and Plan of Merger dated as of September 15, 1998 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the separate existence of Purchaser shall cease and the Company will continue as the surviving corporation and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time held by the Company or any subsidiary of the Company, and any Shares issued and outstanding immediately prior to the Effective Time owned by Parent, Purchaser or any other subsidiary of Parent, shall be canceled. Each remaining Share issued and outstanding immediately prior to the Effective Time (other than Shares with respect to dissenting shareholders of the Company) shall automatically be canceled and converted and become solely a right to receive $13.00 in cash, without interest. Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted and exchanged into one validly issued, fully paid and nonassessable Share. Each share of issued and outstanding preferred stock of the Company shall remain outstanding and unaffected by the Merger unless redeemed or converted pursuant to the terms and conditions of the Company's Articles of Incorporation and the applicable statement of designation of preferences and rights for any such preferred stock.

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn if, as and when Purchaser gives oral or written notice to Continental Stock Transfer & Trust Company (the "Depositary") of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and
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subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 3 of the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required under the Letter of Transmittal.

    Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the events specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary; provided, however, that pursuant to the Merger Agreement, Purchaser has agreed to extend the Offer for ten business days, until Monday, November 2, 1998, if the Minimum Condition has not been satisfied as of the initial scheduled expiration date. Any such extension will be followed as promptly as practicable by public announcement thereof. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of tendering shareholders to withdraw their Shares.

    Tenders of the Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Monday, October 19, 1998 (or the latest time and date at which the Offer, if extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after Friday, November 20, 1998. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

    The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                            Toll Free (800) 566-9061
                          Call Collect (212) 754-8000

                     Banks and Brokerage Firms Please Call:
                                 (800) 662-5200

                        The Depositary for the Offer is:

                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY
                             2 Broadway, 19th Floor
                            New York, New York 10004
                            (212) 509-4000 Ext. 535

                      The Dealer Manager for the Offer is:

                           ING BARING FURMAN SELZ LLC
                                230 Park Avenue
                            New York, New York 10169
                          Call Collect (212) 309-6469

September 21, 1998